                                                                    Exhibit 4.20

                    CAPITAL SECURITIES SUBSCRIPTION AGREEMENT

                                October 16, 2002

     THIS CAPITAL SECURITIES SUBSCRIPTION AGREEMENT (this "Subscription Agreement") is made among Resource Capital Trust III, a statutory trust created under the laws of the State of Delaware (the "Trust"), Resource Bankshares Corporation (the "Company" and, collectively with the Trust, the "Offerors") and TPref Funding II, Ltd., a newly formed exempted company with limited liability established under the laws of the Cayman Islands (the "Purchaser").

                                    RECITALS:

     A. The Trust desires to issue $3,000,000 of its Floating Rate TP Securities (the "Capital Securities"), with a liquidation amount of $1,000 per Capital Security, representing undivided beneficial interests in the assets of the Trust (the "Offering"), to be issued pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), by the Company, as Sponsor, Wells Fargo Bank, National Association, as Institutional Trustee and Wells Fargo Delaware Trust Company, as Delaware Trustee, the Administrators named therein, and the holders, from time to time, of the Capital Securities, which Capital Securities are to be guaranteed by the Company with respect to distributions and payments upon liquidation, redemption and otherwise to the extent provided in and pursuant to the terms of a Guarantee Agreement between the Company and Wells Fargo Bank, National Association as Guarantee Trustee (the "Guarantee"); and

     B. The proceeds from the sale of the Capital Securities will be combined with the proceeds from the sale of the Common Securities by the Trust to the Company and will be used by the Trust to purchase an equivalent aggregate principal amount of Floating Rate Junior Subordinated Debentures due November 7, 2032 of the Company (the "Debentures"), to be issued by the Company pursuant to an Indenture to be executed by the Company, as Issuer, and Wells Fargo Bank, National Association, as Debenture Trustee (the "Indenture"); and

     C. The Purchaser intends to complete an offering of its notes (the "CBO Offering") on or about October 29, 2002 or such other business day as may be agreed upon (the "Closing Date") by the Offerors and the placement agent ("Placement Agent") identified in the Placement Agreement and to use the proceeds of the CBO Offering to, among other things, acquire the Capital Securities from the Trust and other subordinated debt and capital securities in a quantity and with other particular characteristics, in the aggregate, sufficient to permit the successful completion of the CBO Offering; and

     D. In consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                     PURCHASE AND SALE OF CAPITAL SECURITIES

     1.1. Upon the execution of this Subscription Agreement, subject to the conditions precedent set forth in Section 1.5, the Purchaser hereby agrees to purchase from the Trust 3,000 Capital Securities at a price equal to $1,000 per Capital Security (the "Purchase Price") and the Trust agrees to sell such number of Capital Securities with a liquidation amount of $1,000 per Capital Security to the Purchaser for the Purchase Price. The rights and preferences of the

Capital Securities will be set forth in the Declaration in form and substance reasonably acceptable to the Purchaser. The Purchase Price is payable by the Purchaser on the Closing Date in immediately available funds to the account designated by Wells Fargo Bank, National Association.

     1.2. The certificate for the Capital Securities shall be delivered in definitive form by the Trust on the Closing Date to the Purchaser or its designee, and shall be registered in the name of the Purchaser and shall represent the aggregate liquidation amount of the Capital Securities being purchased by the Purchaser.

     1.2.1. The Purchaser acknowledges and the Offerors agree that they will not register any transfer of the Capital Securities not made in accordance with Regulation S, pursuant to registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from registration.

     1.3. The Placement Agreement, dated October 16, 2002 (the "Placement Agreement"), among the Offerors and the Placement Agent identified therein includes certain representations and warranties, covenants and conditions to closing and certain other matters governing the issuance and sale of the Capital Securities by the Trust to the Purchaser. Each of the provisions of the Placement Agreement, including the definitions therein, are hereby incorporated by reference into this Subscription Agreement. In addition, to the extent provided for in the Placement Agreement, the Purchaser shall be entitled to the benefits of the Placement Agreement and shall be entitled to enforce such obligations of the Offerors under the Placement Agreement as fully as if the Purchaser were a party to such Placement Agreement, it being agreed between the parties that any and all representations made by the Offerors to the Placement Agent in the Placement Agreement shall be deemed to have also been made to the Purchaser.

     1.4. If any condition specified herein or in the Placement Agreement shall not have been fulfilled when and as required to be fulfilled by, on behalf of or in respect of the Offerors or the Capital Securities, this Subscription Agreement may be terminated by the Purchaser by notice to the Offerors at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except that Section 4, 8 and 16 of the Placement Agreement shall survive any such termination and remain in full force and effect.

     1.5. If the CBO Offering is not successfully completed for any reason, including, without limitation, as a result of the inability of the Purchaser to acquire sufficient subordinated debt and capital securities from the Trust and other issuers and sellers in a quantity and with other particular characteristics, in the aggregate, sufficient to satisfy rating agency criteria with respect to expected ratings on the notes to be issued by the Purchaser and other criteria deemed necessary or advisable by the Purchaser, all obligations of the Purchaser hereunder shall terminate and be extinguished.

     1.6. Notwithstanding any other provision of this Subscription Agreement, the obligations of the Purchaser hereunder are limited recourse obligations of the Purchaser, payable solely from the proceeds of the CBO Offering, and if the CBO Offering is not completed or the proceeds of the CBO Offering are insufficient to satisfy the obligations of the Purchaser, any claims hereunder shall be extinguished. The Trust, Wells Fargo Bank, National Association (on behalf of the Trust) and the Company further agree (i) not to take any action in respect of any claims hereunder against any subscriber, officer, director, employee or administrator of the Purchaser and
(ii) not to institute against the Purchaser any insolvency, bankruptcy, reorganization, liquidation or similar proceedings in any jurisdiction until one year and one day or, if longer, the applicable preference period then in effect, shall have elapsed since the final payments to the holders of the notes issued by the Purchaser in connection with the CBO Offering.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     2.1. The Purchaser understands and acknowledges that none of the Capital Securities, the Debentures or the Guarantee have been registered under the Securities Act, or any other applicable securities laws, and are being offered for sale by the Trust in a transaction not requiring registration under the Securities Act, and the Capital Securities may not be offered, sold, pledged or otherwise transferred by the Purchaser except in compliance with the registration requirements of the Securities Act, or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

     2.1.1. The Purchaser represents and warrants and certifies that it is not a "U.S. person" (as such term is defined in Rule 902 under the Securities Act), that it is not acquiring the securities for the account or benefit of any U.S. person, and that the offer and sale of Capital Securities to the Purchaser constitutes an "offshore transaction" under Regulation S under the Securities Act.

     2.2. The Purchaser represents and warrants that it is purchasing the Capital Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Capital Securities pursuant to an effective registration statement under the Securities Act or under Rule 144A under the Securities Act or any other exemption from registration available under the Securities Act, and the Purchaser agrees to the legends and transfer restrictions applicable to the Capital Securities contained in the Declaration.

     2.2.1. The Purchaser represents and warrants that until one year after the Closing Date, it will not offer, sell, pledge or otherwise transfer the Capital Securities within the United States or to, or for the account or benefit of, any U.S. Person (as defined in Regulation S under the Securities Act).

     2.2.2. The Purchaser represents and warrants that it will not engage in hedging transactions with regard to the Capital Securities unless in compliance with the Securities Act.

     2.3. The Purchaser has full power and authority to execute and deliver this Subscription Agreement, to make the representations and warranties specified herein, and to consummate the transactions contemplated herein and it has full right and power to subscribe for the Capital Securities and perform its obligations pursuant to this Subscription Agreement.

     2.4. The Purchaser, a Cayman Islands company whose business includes the issuance of certain notes and acquiring the Capital Securities and other similar securities, has had the opportunity to ask questions of, and receive answers and request additional information from, the Offerors and is aware that it may be required to bear the economic risk of an investment in the Capital Securities.

     2.5. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any governmental body, agency or court having jurisdiction over the Purchaser, other than those that have been made or obtained, is necessary or required for the performance by the Purchaser of its obligations under this Subscription Agreement or to consummate the transactions contemplated herein.

     2.6. This Subscription Agreement has been duly authorized, executed and delivered by the Purchaser.

     2.7. The Purchaser is not in violation of or default under any term of its Memorandum of Association or Articles of Association, of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Purchaser which would prevent the Purchaser from performing any material obligation set forth in this Subscription Agreement. The execution, delivery and performance of and compliance with this Subscription Agreement, and the consummation of the transactions contemplated herein, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Purchaser, its business or operations or any of its assets or properties which would prevent the Purchaser from performing any material obligations set forth in this Subscription Agreement.

     2.8. The Purchaser is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the jurisdiction where it is organized, with full power and authority to perform its obligations under this Subscription Agreement.

     2.9. The Purchaser understands and acknowledges that the Company will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agrees that, if any of the acknowledgments, representations, warranties or agreements deemed to have been made by it by its purchase of the Capital Securities are no longer accurate, it shall promptly notify the Company.

     2.10. The Purchaser understands that no public market exists for any of the Capital Securities, and that it is unlikely that a public market will ever exist for the Capital Securities.

                                   ARTICLE III

                                  MISCELLANEOUS

     3.1. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, international courier, or delivered by hand against written receipt therefor, or by facsimile transmission and confirmed by telephone, to the following addresses, or such other address as may be furnished to the other parties as herein provided:

            To the Offerors:  Resource Bankshares Corporation
                              3720 Virginia Beach Boulevard
                              Virginia Beach, VA 23452
                              Attention: James M. Miller
                              Telephone: 757-463-2265
                              Fax: 757-431-2441

            To the Purchaser: TPref Funding II, Ltd.
                              c/o QSPV Limited
                              P.O. Box 1093 GT
                              Queensgate House
                              South Church Street
                              George Town, Grand Cayman
                              Cayman Islands
                              Attention: Directors
                              Telephone: 345-945-7099
                              Fax: 345-945-7100

     Unless otherwise expressly provided herein, notices shall be deemed to have been given when received.

     3.2. This Subscription Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged.

     3.3. Upon the execution and delivery of this Subscription Agreement by the parties hereto, this Subscription Agreement shall become a binding obligation of each such party with respect to the matters covered herein, including those incorporated by reference from the Placement Agreement.

     3.4. NOTWITHSTANDING THE PLACE WHERE THIS SUBSCRIPTION AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE

STATE OF NEW YORK. EACH OF THE TRUST, PURCHASER AND THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, THE TRUST), HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATED TO THIS SUBSCRIPTION AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE TRUST, PURCHASER AND THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, THE TRUST), IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     3.5. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

     3.6. This Subscription Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

                     Signatures appear on the following page

     IN WITNESS WHEREOF, this Subscription Agreement is agreed to and accepted as of the day and year first written above.

                                              RESOURCE BANKSHARES CORPORATION

                                              By: ______________________________
                                                  Name:  Lawrence N. Smith
                                                  Title: Chief Executive Officer


                                              RESOURCE CAPITAL TRUST III

                                              By: ______________________________
                                                  Name:  James M. Miller
                                                  Title: Administrator

Capital Securities Subscription Agreement

     IN WITNESS WHEREOF, I have set my hand the day and year first written above.

TPREF FUNDING II, LTD.

By:  _________________________________
Print Name:  _________________________
Title: Director

Capital Securities Subscription Agreement